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                                                                Exhibit 10.B


                                   AGREEMENT


         This agreement made and entered into this 17 day of September, 1996, by and among Scioto Downs, Inc., an Ohio corporation, Mid-America Racing Association, Inc., an Ohio corporation, and Heartland Jockey Club, Ltd., an Ohio limited liability company.

                                    Recitals

         Scioto Downs, Inc., hereinafter "Scioto", and Mid-America Racing Association, Inc., hereinafter "MARA", each own a permit to conduct harness horse racing at the Scioto Downs racetrack, 6000 South High Street, Columbus, Ohio. Reference herein to "Scioto Downs" includes Scioto and MARA. Heartland Jockey Club, Ltd., hereinafter "Heartland", owns permits to conduct thoroughbred race meetings at the Beulah Park racetrack in Grove City, Ohio. Reference herein to "Beulah Park" includes Heartland.

         In accordance with full card simulcasting legislation approved in Ohio which permits racetracks operating within the same county to enter into an agreement regarding the conduct of simulcast racing programs at their respective tracks and the sharing of the retained commissions therefrom, Scioto Downs and Beulah Park desire to enter into this agreement regarding the conduct of simulcast racing programs at their respective tracks and the sharing of the retained commissions therefrom.

         Now, therefore, the parties agree as follows:

         1. Scioto Downs and Beulah Park will continue to operate during those days that have previously been allocated to them by the Ohio State Racing Commission. This schedule will continue the pattern of avoiding overlapping on any racing days except for the first day of the Scioto meet and the last day of the MARA meet.

         2. On days that it is conducting live racing in the evening, Scioto Downs will conduct full card simulcasting in the afternoon. Scioto Downs also may conduct full card simulcasting on days it is not conducting live racing. Revenues derived by Scioto Downs from full card simulcasting conducted in the afternoons on days it is conducting live racing in the evening and on days when it is not conducting live racing will be shared with Beulah Park as provided in paragraph 6 hereof. Revenues derived by Scioto Downs from simulcasting during the evening hours when Scioto Downs is conducting live racing will be retained by Scioto Downs. On days that it is conducting live racing in the afternoon, Beulah Park will conduct full card simulcasting in the evening. Beulah Park may also conduct full card simulcasting on days it is not conducting live racing. Revenues derived by Beulah Park from full card simulcasting conducted in the evenings on days it is conducting live racing in the afternoon and on days when it is not conducting live racing will be shared with Scioto Downs as provided in paragraph 6


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hereof.  Revenues derived by Beulah Park from simulcasting during the afternoon hours when Beulah Park is conducting live racing will be retained by Beulah
Park.

         3. If either Scioto Downs or Beulah Park commences a live racing program and for whatever reason that program is terminated after one race and full card simulcasting is thereafter commenced to replace the live racing program, the revenues from that simulcasting will be treated as having been generated during a live racing program and will not be shared with the other track. If, however, either track for whatever reason does not conduct live racing on any particular day otherwise scheduled for live racing and instead conducts full card simulcasting on that day, the revenues generated from that simulcasting will be shared with the other track as provided in paragraph 6 hereof.

         4. On a day when Beulah Park is conducting live racing, simulcast revenues received by Beulah Park for races commencing after 6:30 p.m. shall be shared with Scioto Downs. On a day when Scioto Downs is conducting live racing, simulcast revenues received by Scioto Downs on races commencing prior to 6:30 p.m. shall be shared with Beulah Park. If Scioto Downs is simulcasting a racing program from another track and that racing program continues after the live racing program at Scioto Downs ends, the revenues derived by Scioto Downs from the simulcasting of the racing program from the other track up to and including all races commencing prior to 1:00 a.m. of the following day will be retained by Scioto Downs and not shared with Beulah Park. All revenues derived from such simulcasting of races commencing after 1:00 a.m. of the following day shall be shared with Beulah Park as provided in paragraph 6 hereof.

         5. Scioto Downs and Beulah Park shall each be entitled to retain out of full card simulcasting revenues an amount to cover specified expenses determined in accordance with paragraph 6 hereof for each full card simulcasting session the revenues of which are to be shared between the tracks. In the event either of the tracks conduct full card simulcasting in both the afternoon and the evening of the same day without live racing during either session, this would constitute two (2) full card simulcasting sessions and the track would be entitled to retain the amount to cover expenses for each session.

         6. The amount of the revenues derived from simulcasting that, pursuant to this agreement, is to be shared between Scioto Downs and Beulah Park shall be determined and shared on the following basis:

                 (a) From the gross commissions on such simulcast wagering retained each day by the track conducting the simulcasting ("simulcasting track"), deduct the following:

                          (i) parimutuel wagering tax attributable to such simulcast wagering;


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                          (ii)       simulcast fees paid to another track to
                 obtain the simulcast;

                          (iii) as provided in paragraph 5 hereof, an amount to cover specified expenses, which initially shall be four thousand one hundred seventy-five dollars ($4,175) and thereafter the amount determined in accordance with subparagraph (c) below; and
                          (iv)       the amount to be allocated by the
                 simulcasting track to purses determined as provided in Section 3769.089(E)(i) O.R.C.

                 (b) To the amount determined in accordance with subparagraph (a) above, add 2-3/8% of the amount wagered on the simulcasts or the applicable percentage determined in accordance with
         Section 3769.089(E)(1) or (E)(2) O.R.C. The resulting amount shall be divided equally between Scioto Downs and Beulah Park, subject to the provisions of subparagraph (c) hereof.

                 (c) The amount of four thousand three hundred dollars ($4,300) set forth in subparagraph (a)(iii) above has been determined based on the following specified estimated costs for a simulcast session:

                          Mutuel clerks                             $1,000.00
                          Money room                                $  100.00
                          Mutuel manager                            $  100.00
                          Security                                  $  300.00
                          Video control                             $  200.00
                          Simulcast coordinator                     $  200.00
                          Program director                          $  125.00
                          Interface charge for common pool          $  100.00
                          Decoder                                   $   50.00
                          Utilities                                 $  300.00
                          Tote expense                              $  500.00
                          Clean-up supplies                         $  200.00
                          Marketing - advertising                   $1,000.00
                          Telephone lines                           $  125.00
                                                                    ---------
                                                                    $4,300.00

         At the end of each thirty (30) day period, the costs for the areas delineated above will be audited by Scioto Downs and Beulah Park to determine if the actual costs in these areas for a simulcast session during the thirty-day period were less than or greater than the estimate of four thousand three hundred dollars ($4,300). If the costs so determined are greater than theestimate of four thousand three hundred dollars ($4,300), out of the monies to be divided equally between Scioto Downs and Beulah Park for the simulcast sessions following the audit, the simulcasting track shall be entitled to retain the difference between the actual and estimated expenses before any division with the other track. If the costs so determined are less than the estimate of four thousand three hundred dollars ($4,300), out of the monies to be divided equally between Scioto Downs and Beulah Park for the simulcast sessions following the audit, the


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         track not conducting the simulcasting shall receive the difference between the actual and the estimated expenses before any division with the other track. In the event the actual expenses for a simulcast session vary from the estimated expenses (initially $4,300), the amount of expenses to be deducted pursuant to subparagraph (a)(iii) above shall be adjusted to reflect the actual expenses.

         7. Any amounts due to the non-simulcasting track shall be paid to it on a weekly basis. The simulcasting track shall deliver to the non-simulcasting track along with the payment an accounting of all activity and calculations leading to the determination of the amount of the payment, including totalisator records.

         8. This agreement shall be effective on September 19, 1996 and shall continue thereafter for a period of one (1) year ending September 18, 1996. If the parties are unable to agree upon the terms of a new agreement or to an extension of this agreement prior to thirty (30) days before the end of the one (1) year period, this agreement shall terminate effective midnight, September 18, 1996. Upon termination, any monies owed by one track to the other shall be paid within one week of the termination date.

         9. This agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

         10. This agreement shall be construed in accordance with and governed by the laws of the State of Ohio.

                                      SCIOTO DOWNS, INC.


                                      By /s/ Robert S. Steele, President
                                         ------------------------------------
                                      MID-AMERICA RACING ASSOCIATION, INC.


                                      By /s/ Robert S. Steele, Vice President
                                         ------------------------------------
                                      HEARTLAND JOCKEY CLUB, LTD.


                                      By /s/ Charles J. Ruma
                                        -------------------------------------


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